Company contact: Tony Tomich 818 / 673-3996

FOR IMMEDIATE RELEASE	February 22, 2005

21ST CENTURY INSURANCE GROUP DOUBLES QUARTERLY DIVIDEND FOR THE SECOND YEAR IN A ROW

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) announced that its Board of Directors declared a quarterly cash dividend today of $0.08 per common share, payable on March 30, 2006 to shareholders of record as of March 4, 2006. This represents a doubling from the $0.04 per quarter dividend paid in 2005. Further, the first quarter 2006 dividend of $.08 per common share will be four times greater than the first quarter dividend of 2004.

About 21st: Good people to call

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.4 billion of revenue in 2005, the Company insures over 1.5 million vehicles in California, Texas, Illinois, and six other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at 21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish both on the phone and on the web. 21st Century Insurance Company, 21st Century Casualty Company, and 21st Century Insurance Company of the Southwest are rated A+ by Fitch Ratings and Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.